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                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors and Shareholders
Federated Department Stores, Inc.:


         We consent to the incorporation by reference in the registration statement No. 333-34321 on Form S-3 and the registration statement No. 333-44373 on Form S-8 of Federated Department Stores, Inc. of our report dated March 3, 1998, relating to the consolidated balance sheets of Federated Department Stores, Inc. and subsidiaries as of January 31, 1998 and February 1, 1997 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the fifty-two week period ended January 31, 1998, the fifty-two week period ended February 1, 1997 and the fifty-three week period ended February 3, 1996, which report appears in the January 31, 1998 annual report on Form 10-K of Federated Department Stores, Inc.


                                                         KPMG Peat Marwick LLP


Cincinnati, Ohio
April 16, 1998